Exhibit 10.1
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of	)	Order No.: WN-09-023
)
)
FIRST HOME SAVINGS BANK	)	Effective Date: August 17, 2009
)
Mountain Grove, Missouri OTS Docket No. 05233	) ) ) )

ORDER TO CEASE AND DESIST

WHEREAS, First Home Savings Bank, Mountain Grove, Missouri, OTS Docket No. 05233 (Association), by and through its Board of Directors (Board) has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.
NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1.    The Association and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about,

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participating in, counseling or the aiding and abetting the unsafe or unsound banking practices that resulted in an increasing level of classified assets, poor earnings, and inadequate risk management practices at the Association and violations of the following regulations:

(a) 12 C.F.R. § 560.160 (failure to classify all assets and implement a policy for the establishment of allowances in accordance with generally accepted accounting principles (GAAP) and the guidelines of the Federal banking agencies);

(b) 12 C.F.R. § 560.170(d) (failure to properly administer loans);

(c) 12 C.F.R. §§ 562.1 and 562.2 (failure to file accurate Thrift Financial Reports (TFRs)); and

(d) 12 C.F.R. § 563.161(a) (failure to adopt updated financial policies).
Business Plan.

2.   By September 30, 2009, the Board shall submit to the Regional Director for review and written notice of non-objection a revised comprehensive budget and business plan for the third and fourth quarters of 2009, and calendar years 2010 and 2011 for the Association and its Subsidiaries1 (Business Plan). The Business Plan, at a minimum, shall: (a) set forth an analysis of the profitability of all existing and projected business lines; (b) set forth an analysis of the profitability of branches and loan production offices; (c) set forth realistic and well-supported and realistic strategies to improve earnings and the net interest margin; (d) incorporate cash flow projections consistent with the Association's revised Liquidity Policy, dated July 2009; (e) maintain capital levels commensurate with the Association's risk profile and business strategy; and (f) include the supporting documentation for all relevant assumptions and projections.
3.   The Business Plan, at a minimum, also shall include the following: (a) the submission of

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1 The term “Subsidiary” is defined at 12 C.F.R. § 559.2.

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pro forma financial statements, including, but not limited to projected core and risk-based capital ratios for the third and fourth quarters 2009, and calendar years 2010 and 2011, that are based on realistic and well-supported assumptions; and (b) a description of all assumptions that were used to prepare the pro forma statements, including, but not limited to: (i) the assumed interest rate scenarios; (ii) assumptions used for noninterest income and noninterest expenses; (iii) assumptions used to determine the ALLL; (iv) loan origination rates, using current rates and taking into consideration current national and regional economic conditions; and (v) assumptions used to support the cost of funds projections.
4.   Within fifteen (15) days after receiving the Regional Director's written comments or written notice of non-objection, the Board shall make any revisions to the Business Plan required by the Regional Director and adopt the Business Plan. From the date of the adoption of the Business Plan, the Association shall implement and comply with the Business Plan. Within five (5) days after Board approval, the Board shall send a copy of the final Business Plan adopted by the Board to the Regional Director and a copy of the minutes of the Board meeting reflecting the Board's discussion and action.
5.   Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall submit to the Regional Director a quarterly variance report that: (a) compares actual earnings, capital, and other operating projections and budgeted projections in the Association's Business Plan; (b) sets forth a detailed explanation of any material variances from the Business Plan; (c) sets forth any actions taken to enhance earnings or to initiate earnings strategies or plans during the preceding calendar quarter; and (d) discusses any changes required in the Association's business strategy or earnings enhancement plan due to a change in market conditions or other factors (Quarterly Variance Report).

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6.   For purposes of Paragraphs 4 and 5 of this Order, a deviation shall be considered material when the Association engages in any material activity, line of business, or operation that is inconsistent with the Business Plan. A deviation also shall be considered material when the Association: (a) exceeds the level of any activity or growth contemplated in the Business Plan by more than ten percent (10%); or (b) falls below or fails to meet the target amounts established in the Business Plan by more than ten percent (10%). Notwithstanding the foregoing, none of the following deviations shall be deemed to be material: (a) a change of One Million Dollars ($1.0 million) or less in any balance sheet category, or (b) a change of ten percent (10%) or less in any income statement category. For the purposes of this Paragraph, a "balance sheet" category is defined as cash and investments, mortgage loans, commercial nonmortgage loans, consumer loans, real estate owned, fixed assets, deposits, borrowings, other liabilities, and equity capital. For purposes of this Paragraph, an "income statement" category is defined as interest income, interest expense, provision for loan losses, noninterest income, noninterest expense, extra ordinary items, and net income.
7.   Within thirty (30) days after the end of the quarter, beginning with the quarter ending September 30, 2009, the Board shall review and address external and internal risks that may affect the Association's ability to implement the Business Plan. This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Association is operating. The Board's review of the Business Plan and Quarterly Variance Reports shall be fully documented in the Board minutes, a copy of which shall be submitted to the Regional Director, along with the Quarterly Variance Report submitted pursuant to Paragraph 5 of this Order.

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8.   If the Board determines that an amendment or a revision to the Business Plan is appropriate, within sixty (60) days prior to its proposed implementation, the Board shall prepare and submit the revised Business Plan to the Regional Director for review and written notice of non-objection. The Association shall comply with the Business Plan, including all revisions or amendments thereto as approved by the Regional Director.
Growth.
9.   Effective immediately, the Association is subject to, and shall comply with the requirements and provisions of OTS Regulatory Bulletin 3b. Without the prior written notice of non-objection of the Regional Director, the Association shall not increase its total assets during any quarter, beginning with the quarter ending June 30, 2009, in excess of an amount equal to net interest credited on deposit liabilities during the quarter. The growth restriction imposed by this Paragraph shall remain in effect until the Association receives the Regional Director's written notice of non-objection of its Business Plan under Paragraph 4 of this Order. Any request for growth in assets, including any growth proposed in the Business Plan, shall address: (a) the source, volatility, and use of the funds that support asset growth; (b) any increase in concentration, credit risk, or interest rate risk due to growth; and (c) the effect of such growth on the Association's capital.
Dividends.
10.  Effective immediately, the Association shall pay no dividends or make any other capital distribution, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association's written request for written approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital. The written request for such approval shall

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also include: (a) contain current and one-year pro forma projections regarding the Association's capital, asset quality, and earnings; and (b) address the Association's compliance with the Business Plan required by Paragraph 2 of this Order.
Brokered Deposits Restriction.
11.   Effective immediately, the OTS hereby directs the Association not to increase the dollar amount of brokered deposits existing as of March 5, 2009, excluding interest credited, without the prior written notice of non-objection of the Regional Director. Within thirty (30) days prior to the anticipated date of acceptance of such brokered deposits, the Association shall submit a request for such non-objection to the Regional Director.
Asset Classification.
12.   By September 30, 2009, the Board shall submit a revised Asset Classification Policy to the Regional Director for review and written notice of non-objection. The revised Asset Classification Policy shall provide for the evaluation and classification of the Association's assets:

(a) consistent with 12 C.F.R. § 560.160; OTS Examination Handbook § 260 (Classification of Assets) and § 261 (Adequacy of Valuation Allowances); Section II.G of Appendix A to 12 C.F.R. Part 570; OTS CEO Letter No. 250, entitled "Interagency Policy Statement on the Allowance for Loan and Lease Losses and Questions and Answers on Accounting for Loan and Lease Losses," dated December 13, 2006 (2006 ALLL Policy Statement); OTS CEO Letter No. 304 entitled "ALLL - Observed Thrift Practices Including Sound Practices;" and Statement of Financial Accounting Standards No. 5 and No. 114;

(b) setting forth the revised methodology for determining general ALLL percentages;

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(c) requiring the classification of all Association's assets, including all repossessed assets;
(d) requiring accurate reporting of classified assets on the monthly TFRs and on the Association's books and records; and

(e) requiring a periodic review by the Association's Management[2] regarding the adequacy of ALLL, charge-offs, and specific valuation allowances, and requires at least a quarterly review by the Board of the adequacy of ALLL for each portfolio category in accordance with 12 C.F.R. § 560.160(b), the Association's revised ALLL methodology, the 2006 Interagency Guidance, and GAAP.

13.   Within thirty (30) days after receiving the Regional Director's written comments or written notice of non-objection, the Board shall make any revisions required by the Regional Director and adopt the Asset Classification Policy. From the date of the adoption of the Asset Classification Policy, the Association shall implement and comply with the Asset Classification Policy.
Classified Asset Report.
14.   By September 30, 2009 and the end of each quarter thereafter, the Board shall submit to the Regional Director a detailed written status report on each nonhomogeneous3 classified asset equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) (Quarterly Classified Asset Report). The Quarterly Classified Asset Report shall include for each identified classified asset:

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2 For purposes of this Order, the term "Management" means one or more "Senior Executive Officer" and the term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
3 For purposes of this Order, the term "nonhomogeneous loans" is defined to include all loans other than permanent single-family mortgage and consumer loans.

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(a) significant loan underwriting, documentation, or administration deficiencies, if any;
(b) the date(s) of payments due and any last payment made;
(c) the amount of interest reserve remaining and the contractually required debt service;
(d) the estimated value of the collateral, the date of this valuation, and the findings from any property inspections;
(e) an analysis of the borrower's and/or guarantor's current financial condition;
(f) the appropriate asset classification category and the rationale for the asset classification category;
(g) the effective identification of the risks with respect to the asset;
(h) the identification of whether the loan is impaired and an estimate of the loan impairment;
(i) any required specific valuation allowances, charge-offs, or allocation of ALLL; and
(j) the current strategy that the Board approved for resolving the classified asset. The Board's review of the Quarterly Classified Asset Report shall be fully documented in the Board minutes.
15.  By September 30, 2009 and the end of each quarter thereafter, the Board shall retain a qualified independent third party to undertake its own review of the nonhomogeneous loans described in Paragraph 14 of this Order and prepare its own Quarterly Classified Asset Report as set forth in Paragraph 14 of this Order (Third Party Quarterly Classified Asset Report) that shall be submitted to the Regional Director, along with the Quarterly Classified Asset Report required

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by Paragraph 14 of this Order. The Board shall address any differences between the Association's Quarterly Classified Asset Report and the Third Party Quarterly Asset Report in its submission to the Regional Director.
Reduction of Classified Assets.
16.  By September 30, 2009, the Board shall submit to the Regional Director for review and written notice of non-objection a written comprehensive Classified Asset Reduction Plan that will return asset quality to a level and within a time frame acceptable to the Regional Director. The Classified Asset Reduction Plan, at a minimum, shall include:
(a) targets for the incremental reduction of classified assets, as a percentage of Tier 1 (Core) Capital and ALLL, and the timeframe for each such target;
(b) a description of the manner of, and methods for, reducing the Association's level of classified assets to the targets set forth therein; and
(c) all relevant assumptions and projections and documentation supporting such assumptions and projections.

17.  Within (30) days after receipt of the Regional Director's written comments or written notice of non-objection, the Board shall make any revision to the Classified Asset Reduction Plan required by the Regional Director and adopt the Classified Asset Reduction Plan. From the date of the adoption of the Classified Asset Reduction Plan, the Association shall implement and comply with the Classified Asset Reduction Plan. Within five (5) days of Board approval, the Board shall send a copy of the final Classified Asset Reduction Plan implemented by the Board to the Regional Director.
18.  If the Board determines that an amendment or revision of the Classified Asset Reduction Plan is warranted, the Board shall submit the proposed amendment or revision to the Classified

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Asset Reduction Plan to the Regional Director within sixty (60) days prior to the proposed date of implementation of the amendment or revision to the Classified Asset Reduction Plan. The Association shall comply with the Classified Asset Reduction Plan, including all revisions or amendments approved by the Regional Director.
19.   Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall provide to the Regional Director a written status report regarding the implementation of the Classified Asset Reduction Plan (Quarterly Classified Asset Reduction Report). Each Quarterly Classified Asset Reduction Report shall: (a) set forth the Association's efforts to reduce the Association's level of classified assets during that quarter; and (b) report and explain in detail the variances of actual operating results from the targets set forth in the Quarterly Classified Asset Reduction Plan. The Board's review of the Quarterly Classified Asset Reduction Report shall be fully documented in the Board minutes and shall include a discussion of the variances between actual operating results from the targets set forth in the Classified Asset Reduction Plan and measures that have been implemented or are proposed to address such variances if the actual operating results have not satisfied such targets.
Concentration Risk Analysis.
20.   By September 30, 2009, the Board shall submit to the Regional Director for review and written notice of non-objection a Concentration Plan (Concentration Plan) that addresses: (a) the reduction of the Association's concentration in its nonhomogeneous loan portfolio to a level and within a time frame satisfactory to the Regional Director, and supporting documentation for all assumptions and projections; and (b) the assessment, monitoring, and control of the risks associated with the Association's commercial real estate portfolio in accordance with the guidelines in OTS CEO Letter No. 252, entitled "Guidance on Commercial Real Estate (CRE)

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Concentration Risks," and OTS CEO Letter No. 245, entitled "Updated Director's Responsibility Guide and Guide to Management Reports." The Concentration Plan, at a minimum, shall address the following:

(a)  identification and quantification of the nature and level of risk presented by the concentrations in the Association's nonhomogeneous loan portfolio, including, but not limited to speculative residential construction loans, developed building lot loans, and land, acquisition, and development loans;

(b)  delineation of an acceptable level of concentration risk of speculative residential construction loans, developed building lot loans, and land, acquisition, and development loans in the Association's portfolio, including, but not limited to, limits on certain types of borrowers or property types to reflect the level of risk acceptable to the Board based on the Association's market position, historical experience, trade area, probable future loan and funding trends, staff capabilities, and technological resources;

(c)  specific targets for the reduction of the types of nonhomogeneous loans that constitute the greater percentage of classified assets and special mention assets and that are based on a percentage of Tier 1(Core) Capital and ALLL by loan type;

(d) establishment of the timeframe for each such target set forth in Paragraph 20(c) of this Order;
(e) a description of the manner of, and methods for, reducing the Association's level of nonhomogeneous loans to the targets set forth therein;
(f) establishment of internal controls to monitor compliance with the concentration limits and the Association's loan policy and lending strategies;

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(g) establishment of a periodic review and approval process for exposure limits on the types of loans in the nonhomogeneous loan portfolio;
(h) establishment of a portfolio management process to evaluate the overall exposure to economic risk factors and to develop strategic plans to mitigate concentration risk in the event of adverse market conditions;
(i) development of a management information system that stratifies the nonhomogeneous loan portfolio by key factors used in delineating risks; and
(j) undertaking of regularly scheduled stress tests or sensitivity analyses of the commercial real estate portfolio and portfolio segments of speculative residential construction loans, developed building lot loans, and land, acquisition, and development loans with common risk characteristics at specific time periods to quantify the impact of changing economic scenarios on asset quality, earnings, and capital conditions, including, but not limited to, those affecting relevant industries or sectors on asset quality, earnings, and capital.
21.   Within thirty (30) days after receipt of the Regional Director's written comments or written notice of non-objection, the Board shall make any revisions to the Concentration Plan required by the Regional Director and adopt the Concentration Plan. From the date of the adoption of the Concentration Plan, the Association shall implement and comply with the Concentration Plan.
22.   If the Board determines that an amendment or revision to the Concentration Plan is warranted, the Board shall submit the proposed amendment or revision to the Concentration Plan to the Regional Director within sixty (60) days prior to the proposed date of implementation of

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the proposed amendment or revision. The Association shall comply with the Concentration Plan, including all revisions or amendments thereto as approved by the Regional Director.
23.   By September 30, 2009, the Association shall obtain the results of its first scheduled stress testing of the Association's commercial real estate portfolio conducted by a qualified independent outside consultant or a qualified independent employee pursuant to the Association's requirements of the Concentration Plan and submit a report setting forth the findings to the Regional Director. Within thirty (30) days after the completion of each stress testing conducted pursuant to the requirements of the Concentration Plan, the Board shall review the findings of the stress testing and determine whether the Association's exposure limits, concentration risks, limits on certain types of borrowers or property types, loan policies, or credit review function should be revised. The Board's review shall be fully documented in the Board minutes. Within five (5) days after the Board meeting at which the results of each stress test is reviewed, the Board shall submit a copy of the Board meeting minutes reflecting its review and any corrective actions directed to the Regional Director.
24.   Within thirty (30) days after the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall provide to the Regional Director a written report (Quarterly Concentration Reduction Report) that: (a) summarizes the Association's efforts to reduce the Association's concentration in the types of nonhomogeneous loans that constitute the greater proportion of classified and criticized assets; (b) reports and explains in detail the variances of actual operating results from the targets set forth in the Concentration Plan for the reduction of the specific concentrations, as a percentage of Tier 1 (Core) Capital and ALLL, and the timeframes for the reduction of each such target; and (c) the measures that have been

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implemented or are proposed to address such variances if the actual operating results have not satisfied such targets.
Severance Payments.
25.   Effective immediately, the Association shall not make any golden parachute payment4 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.
Indemnification.
26.   Effective immediately, the Association shall not order a prohibited indemnification payment unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, 12 C.F.R. § 545.121.
Directorate and Management Changes.
27.   Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Arrangements.
28.   Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The written notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer

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4 The term "golden parachute payment" is defined at 12 C.F.R. § 359.1(f).

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or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
29.   Effective immediately, the Association shall not, directly or indirectly, increase any salaries, bonuses, or directors' fees, or make any other similar payments to the Association's directors or Senior Executive Officers without the written notice of non-objection of the Regional Director.
Third Party Contracts.
30.   Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association5 or outside the Association's normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract; (b) determined that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a and OTS Examination Handbook § 310; and (c) received a written notice of non-objection from the Regional Director.
Violations of Law.
31.   By October 31, 2009, unless otherwise provided by this Order, the Board shall ensure that each violation of law, rule, or regulation; noncompliance with applicable OTS and Interagency Guidelines;, and any other deficiency and weakness discussed in the Association's

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5 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association's total capital.

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March 30, 2009 Report of Examination (ROE) are corrected and shall provide the Regional Director with a written certification (Certification) adopted by the entire Board that each violation in the Association's March 30, 2009 ROE has been corrected. The Certification shall identify and discuss: (a) the manner in which each violation was corrected; and (b) the implementation of procedures required or other corrective actions directed by the Board to prevent future violations.
32.   Within ninety (90) days, the Association shall implement specific procedures to prevent future violations of laws, rules or regulation, and noncompliance or deficiencies with applicable OTS Guidelines and Interagency Guidelines. These procedures shall include a requirement that the Board review all policies and procedures of the Association on at least an annual basis, in accordance with a risk-focused schedule, for compliance with applicable regulations, OTS Guidelines and Interagency Guidelines, and the Association's actual practices.
33.   Within sixty (60) days after receipt of any subsequent report of examination, internal audit report, independent external audit report, information technology audit, or other report prepared by the Association's employees, agents, and/or independent contractors, which cites or discusses any weakness, deficiency, or noncompliance with applicable OTS and Interagency Guidelines, or any violation of law, rule, or regulation, the Board shall require that Management: (a) take actions to correct each such weakness, deficiency, instance of noncompliance, or violation by a specific time frame; (b) develop specific procedures to prevent future weakness, deficiency, instance of noncompliance, or violation; and (c) provide reports regarding the status of the corrective actions and implementation of procedures to the Board. The Board shall also ensure that the Association and Management comply with such actions and procedures.

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Compliance with this Order.
34.   Within thirty (30) days after the end of each month, beginning with month ending July 31, 2009, the Board shall adopt and submit to the Regional Director a board resolution (Compliance Resolution), formally resolving that, following a diligent inquiry of relevant information (including a report from the Association's Management regarding the Association's compliance with each provision of this Order), to the best of its knowledge and belief, during the immediately preceding month, the Association complied with each provision of this Order currently in effect, except as otherwise stated. The Compliance Resolution shall specify in detail any instance of noncompliance and identify all notices of exemption or non-objection issued by the Regional Director that were outstanding as of the date of its adoption. Within five (5) days of the meeting of its Board at which the Compliance Resolution was adopted, the Association shall provide to the Regional Director a true copy of each Compliance Resolution, as adopted by its Board.
35.   The minutes of the meetings of the Board shall set forth the following information with respect to the adoption of the Compliance Resolution: (a) the identity of each director voting in favor of its adoption; and (b) the identity of each director voting in opposition to its adoption or abstaining from voting thereon, setting forth each such director's reasoning for opposing or abstaining. The Board, by virtue of the submission of a true copy of such Compliance Resolution by the Board to the OTS, shall be deemed to have certified to the accuracy of the statements set forth in each Compliance Resolution, except as noted therein.

Effective Date, Incorporation of Stipulation.

36.   This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

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Duration.
37.   This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
38.   Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
39.   The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
40.   All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
41.   Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director C.K. Lee
Attn: Dennis Havener, Assistant Director
225 E. John Carpenter Freeway, Suite 500
Irving, Texas 75062-5217
Facsimile: (972) 277-9500

With a copy to:

Don Kramer
Field Manager
Office of Thrift Supervision

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P.O. Box 24401
Overland Park, Kansas 66283-4401

(b)	To the Association:

Attn: Thomas M. Sutherland, Chief Executive Officer
First Home Savings Bank
142 East First Street
Mountain Grove, Missouri 65711-1742
Facsimile: (417) 926-4362

No Violations Authorized.

42.  Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/C.K. Lee
C.K. Lee
Regional Director, Western Region

Date: See Effective Date on page 1

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